EXHIBIT (23)(i)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-57577 of Borden Chemical, Inc. (formerly Borden, Inc.) on Form S-3 of our reports for Borden Chemical, Inc.dated March 19, 2004 (which report on the Consolidated Financial Statements expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standard. No. 142), appearing in this Annual Report on Form 10-K of Borden Chemical, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP
Columbus, Ohio

March 26, 2004